CAPITAL RESEARCH AND MANAGEMENT COMPANY
                     333 South Hope Street
                  Los Angeles, California  90071
                     Telephone (213) 486-9200
                         Telex 67-3320

December 2, 1983

American Pathway Fund
333 South Hope Street
Los Angeles, Calif.  90071

Gentlemen:

     At your request, I have examined the form of Registration Statement on Form N-1 filed by your with the Securities and Exchange Commission, and Pre-Effective Amendment No. 1 thereto in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of beneficial interests (the "Shares"). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

     Based upon my examination and upon my knowledge of your activities, it is my opinion that, subject to the issuance of an appropriate order by the Securities and Exchange Commission declaring said Registration Statement effective and the completion of the proposed action referred to above, and subject to the qualification of the Shares under the California Corporate Securities law of 1968, the Shares, upon issuance and sale in the manner referred to in the Registration Statement will constitute legally issued and fully-paid shares of beneficial interest, nonassessable by you.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Michael Downer
Michael J. Downer
Counsel

MJD:lmf